Exhibit 99.1

EXCERPT FROM AMENDMENT NO. 4 TO NORTHERN TIER ENERGY LP’S

REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-178457)

The following is excerpted from Amendment No. 4 to Northern Tier Energy LP’s Registration Statement on Form S-1 (File No. 333-178457) (the “Registration Statement”). Capitalized terms used but not defined in the following excerpt have the meaning ascribed to such terms in the Registration Statement.

Preliminary Estimate of Selected Second Quarter 2012 Financial Results

While financial information and operating data as of and for the three months ending June 30, 2012 are not available, based on the information and data currently available, management estimates, on a preliminary basis, that Adjusted EBITDA for the three months ending June 30, 2012 is expected to be between $220 million and $240 million compared to $103 million for the three months ended June 30, 2011 (see below for a reconciliation of estimated Adjusted EBITDA to estimated net earnings, the most directly comparable measure calculated in accordance with GAAP). The estimated increase in our Adjusted EBITDA for the three months ending June 30, 2012 as compared to the prior year period is based on an estimated increase in gross product margins per barrel projected to be realized by our refining operations.

We have prepared these estimates on a materially consistent basis with Adjusted EBITDA as presented in “—Summary Historical Condensed Consolidated Financial and Other Data” and in good faith based upon our internal reporting as of and for the three months ending June 30, 2012. These estimated ranges are preliminary and unaudited and are thus inherently uncertain and subject to change as we complete our financial results for the three months ending June 30, 2012. Given the timing of these estimates, we have not completed our customary quarterly close and review procedures as of and for the three months ending June 30, 2012, and there can be no assurance that our final results for this period will not differ from these estimates. During the course of the preparation of our consolidated financial statements and related notes as of and for the three months ending June 30, 2012, we may identify items that could cause our final reports to be materially different from the preliminary financial estimates presented herein. Important factors that could cause actual results to differ materially from our preliminary estimates are set forth under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. In addition, these preliminary estimates for the three months ending June 30, 2012 are not necessarily indicative of the results to be achieved for the remainder of 2012 or any future period. Our consolidated financial statements and related notes as of and for the three months ending June 30, 2012 are not expected to be filed with the SEC until after this offering is completed.

The following table shows the reconciliation of net earnings to Adjusted EBITDA for the three months ended June 30, 2011 along with the estimated range for the three months ending June 30, 2012. The line items in the table for the three months ending June 30, 2012 are estimates and are subject to the qualifications set forth above:

	Three Months ended June 30, 2011	Three Months Ending June 30, 2012
		Low Estimate	High Estimate
		(In millions)
Net (loss) earnings	$(42)	$200	$250
Adjustments:
Interest expense	10	11	10
Depreciation and amortization	8	9	9

EBITDA	(24)	220	269
Minnesota Pipe Line Company proportionate EBITDA	1	1	1
Turnaround and related expenses	20	11	11
Formation costs	2	—	—
Unrealized losses (gains) on derivative activities	31	(188)	(200)
Contingent consideration (income) expense	(9)	15	—
Loss on early extinguishment of derivatives	—	92	92
Realized losses on derivative activities	82	69	67

Adjusted EBITDA	$103	$220	$240